Exhibit 99.1

State Auto Financial Reports Third Quarter

Storm Losses, Negligible Direct Credit Exposures

Jim Duemey VP, Investment Officer (614) 464-5373	Kyle Anderson Director of Media Relations (614) 917-5497

COLUMBUS, Ohio — October 6, 2008 — State Auto Financial Corporation (NASDAQ:STFC) today announced its preliminary estimates of catastrophe losses to be reported for its third quarter 2008, including those related to Hurricane Ike. In addition, the company reported that it had negligible direct exposure with respect to certain credit-impacted securities.

The company expects that its third quarter 2008 results will include between $55 and $60 million in pre-tax catastrophe losses related to storm activity, compared to $5.6 million in pre-tax catastrophe losses for its third quarter 2007. Third quarter pre-tax catastrophe losses have averaged $11.8 million for the prior five years.

Hurricane Ike was widely reported to have caused serious damage in Texas. State Auto’s most significant losses, however, occurred in Ohio, Indiana and Kentucky, as Ike delivered tropical storm-force winds to parts of the Midwest.

“We dispatched members of our Catastrophe Claims Team to Texas days before Hurricane Ike made landfall,” said STFC Chairman and CEO Bob Restrepo. “Our adjusters remain in that region and the Midwest, working to provide policyholders the high level of service they expect from State Auto. What no one could have anticipated was that an even greater number of our Midwest policyholders would be affected by that storm. State Auto’s 24-hour Claims Contact Center has remained on overdrive, assisting policyholders whose properties were damaged by high winds.”

“We are also very proud of the outstanding service being delivered by our independent agents,” added Restrepo. “Their prompt, professional response to our customers in their time of need once again demonstrates the value of a local, independent agent.”

Additionally, STFC reported that it had no direct exposure to Lehman Brothers Holdings Inc. or its subsidiaries (“Lehman”), American International Group Inc. (“AIG”), and no exposure to the common or preferred shares of Federal Home Loan Mortgage Corp. (“Freddie Mac”) or Federal National Mortgage Association (“Fannie Mae”). STFC’s exposure to Freddie Mac and Fannie Mae is limited to senior debt issues and mortgage-backed pools, which amount to less than four percent of invested assets, with no impairments anticipated as a result.

STFC plans to release final third quarter 2008 financial results on Thursday, October 23, 2008, followed by a conference call at 10:00 Eastern time to discuss the company’s third quarter performance. Live and archived broadcasts of that conference call will be posted on StateAuto.com.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice(R) company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of NASDAQ’s listed companies to be named a 2008 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at StateAuto.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to): legislative changes at both the state and federal level; state and federal regulatory rule making promulgations and adjudications; class action litigation involving the insurance industry and judicial decisions affecting claims; policy coverages and the general costs of doing business; the impact of competition on products and pricing; inflation in the costs of the products and services insurance pays for; product development; geographic spread of risk; weather and weather-related events; and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.